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                                                                  Exhibit No. 99

                                SIXTH AMENDMENT
                                    TO THE
                        ICF KAISER INTERNATIONAL, INC.
                              SECTION 401(k) PLAN


        WHEREAS, the ICF Kaiser International, Inc. Section 401(k) Plan (hereinafter referred to as the "Plan") was established effective as of March 1, 1989; and

        WHEREAS, the Plan was most recently restated as of January 1, 1996, (not 1998 as stated in the Fourth and Fifth Amendments) by ICF Kaiser International, Inc. (currently known as Kaiser Group International, Inc. and hereinafter referred to as the "Company"); and

        WHEREAS, the restated Plan was amended subsequently on five occasions;
and

        WHEREAS, the Company desires to amend the Plan to cease investment of future contributions in Company Stock;

        NOW, THEREFORE, effective as of April 13, 2000, Section 6.2 of the Plan is hereby amended to provide as follows:

             6.2    Investment in Company Stock.  Notwithstanding any other
                    ---------------------------
        provision of the Plan to the contrary, effective as of April 13, 2000, no Participant shall be permitted to direct the investment of contributions made to the Plan after said date or assets in his Account invested in investment funds, other than the ICF Kaiser Stock Fund, on and after said date into the ICF Kaiser Stock Fund. Any Participant who has assets in his Account invested in the ICF Kaiser Stock Fund on said date may direct the investment of such assets into other investment funds pursuant to procedures established in conjunction with the administration of the Plan.


             Executed this 13th day of April, 2000.

                                        KAISER GROUP INTERNATIONAL, INC.
                                        (formerly known as ICF Kaiser
                                          International, Inc.)


                                        By: /s/  James J. Maiwurm
                                           --------------------------------
                                           Title:  Chief Executive Officer